EXHIBIT 99.1

NEWS RELEASE

July 26, 2004

Contact:	Don P. Duffy Executive Vice President, Chief Financial Officer Onyx Acceptance Corporation (949) 465-3808 Email: investor@onyxco.com

ONYX ACCEPTANCE REPORTS RECORD EARNINGS
AND A $0.25 DIVIDEND FOR THE SECOND QUARTER

Diluted Earnings per Share Increase 253%

FOOTHILL RANCH, Calif., July 26, 2004 /PRNewswire-FirstCall/ — Onyx Acceptance Corporation (Nasdaq: ONYX — news) announced today its financial and operational results for the quarter ended June 30, 2004, and declared a $0.25 dividend.

Net income and earnings per diluted share for the quarter were $3.7 million and $0.60 respectively, compared to $921 thousand and $0.17 for the quarter ended June 30, 2003. Financial highlights for the quarter were:

•	Net Income increased $2.8 million, or $0.43 per diluted share.

•	Total Revenues increased 12% over the second quarter of 2003.

•	Operating expense ratio declined to 2.6% and 2.8% for the quarter and six-month periods ended June 30.

•	Net Charge-offs decreased by 39% to 1.33% annualized versus the second quarter of 2003.

•	30+ day delinquency decreased to 0.90% versus 1.37% as of December 31, 2003.

•	A $0.25 dividend was declared.

“We are extremely pleased with the financial and operational results of the quarter. The excellent performance of our portfolio has produced a steady rise in our quarterly cash flows and a reduction in collection related expenses. We look forward to continued improvement in all facets of the Company during the second half of 2004,” said John Hall, President and Chief Executive Officer

Revenues:

Total revenues for the second quarter 2004 increased to $28.7 million compared to $25.6 million for the second quarter of 2003. For the six-month period ended June 30, 2004, total revenues were $56.7 million, compared to $50.1 million for the same period in 2003. Total revenues are comprised of net interest income, service fee income and securitization gains. Net interest income was $6.9 million for the quarter ended June 30, 2004, compared to $7.2 million for the same period in 2003. For the six-month period ended June 30, 2004, net interest income was $12.7 million, versus $14.3 million for the same period in 2003. The decrease in net interest income is principally due to the increase in the balance of the Company’s renewable unsecured subordinated notes outstanding. Service fee income was $14.3 million for the second quarter of 2004, compared to $13.2 million for the second quarter of 2003. For the six-month period ended June 30, 2004, service fee income increased to $27.4 million, versus $26.4 million for the same period in 2003. Service fee income is principally comprised of contractual servicing fees earned on Managed Receivables. Managed Receivables include contracts held for sale and investment, contracts sold on a whole loan basis and outstanding securitized contracts. Managed Receivables were approximately $3.5 billion as of June 2004, versus $2.9 billion as of June 2003. Service fee income also includes investment interest, late fees, extension fees, document fees and other fees charged to the customer. The gain on the second quarter securitization decreased to $7.5 million compared to a gross gain of $8.3 million for the same period in 2003. The decrease in gain was principally due to a reduction in the interest rate spread on the 2004-B securitization. For the six-month period ended June 30, 2004, total gains were $16.6 million, versus a net gain of $9.3 million for the same period in 2003

Operating Expenses:

Operating expenses were $22.0 million, or 2.6% of managed receivables for the second quarter of 2004, versus $23.6 million, or 3.3% of managed receivables for the same period in 2003. For the six-month period ended June 30, 2004, total operating expenses were $45.8 million, compared to $46.0 million for the same period in 2003. The decrease in total operating expenses stems from a reduction in collection related charges resulting from improvements in the Company’s delinquency and loss rates.

Portfolio Performance:

Total 30+ day delinquency as a percentage of the serviced portfolio decreased to 0.90% at June 30, 2004, versus 1.37% as of December 31, 2003. Annualized net charge-offs as a percent of the average serviced portfolio decreased to 1.33% for the second quarter of 2004, from 2.19% for the same period in 2003. The Company’s serviced repossessed inventory decreased to $11.9 million or 0.42% of the serviced portfolio at the end of June 2004, from $16.0 million or 0.55% of the serviced portfolio at June 30, 2003. The Company’s allowance for estimated credit losses on securitized assets was 3.6% at June 30, 2004, and 4.1% at December 31, 2003.

Contract Purchases:

Contract purchases, including Onyx Gold volume, for the quarter ended June 30, 2004 were $687.6 million, compared to $425.5 million for the second quarter of 2003.

Dividend:

The Company’s Board of Directors voted to approve a cash dividend of $0.25 per share for the second quarter of 2004. The dividend will be paid on August 27, 2004 for shareholders of record as of August 13, 2004.

Stock Repurchases:

During the second quarter, the Company purchased 166,000 shares of its Common Stock as part of its stock repurchase program authorized by its Board of Directors in April 2004. Repurchases may continue from time to time at prevailing market prices, through open market or unsolicited negotiated transactions, depending upon market conditions. The Company may discontinue purchases at any time that management determines additional purchases are not warranted.

Onyx Acceptance Corporation is a specialized automobile finance company based in Foothill Ranch, CA. Onyx provides financing to franchised and select independent dealerships throughout the United States.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including statements regarding the Company’s cash flow, revenue and growth opportunities, the performance of the Company’s outstanding portfolio and securitization transactions, the Company’s expected loss, charge-off and delinquency rates, the continued availability of liquidity sources in coming quarters and the performance of the economy in the United States. Other important factors are detailed in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004 and annual report on Form 10-K for the year ended December 31, 2003.

For information about Onyx Acceptance Corporation, please visit the Investor Relations section of our website at www.onyxco.com.

ONYX ACCEPTANCE CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(UNAUDITED)	(UNAUDITED)
	(In Thousands)	(In Thousands)
	June 30,	December 31,
	2004	2003
ASSETS
CASH & CASH EQUIVALENTS	$31,552	$15,434
RESTRICTED CASH	1,489	500
CONTRACTS HELD FOR SALE — (1)	150,291	195,347
CONTRACTS HELD FOR INVESTMENT- (2)	8,966	8,812
CREDIT ENHANCEMENT ASSETS	181,634	182,344
OTHER ASSETS	13,911	11,378

TOTAL ASSETS	$387,843	$413,815

LIABILITIES AND EQUITY
LIABILITIES
DEBT	$206,852	$264,782
OTHER LIABILITIES	95,284	69,114

TOTAL LIABILITIES	302,136	333,896
TOTAL EQUITY	85,707	79,919

TOTAL LIABILITIES AND EQUITY	$387,843	$413,815

(1)	Net of Unearned Discounts

(2)	Net of Unearned Discounts and Allowance

ONYX ACCEPTANCE CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(In Thousands)		(In Thousands)
	2004	2003	2004	2003
REVENUES:
Net Interest Income	$6,909	$7,181	$12,657	$14,321
Gain on Sale of Contracts, net	7,516	5,205	16,591	9,332
Service Fee Income	14,310	13,188	27,403	26,426

Total Revenues	28,735	25,574	56,651	50,079

EXPENSES:
Provision for Credit Losses	442	396	755	1,254
Operating Expenses	21,986	23,603	45,776	45,998

Total Expenses	22,428	23,999	46,531	47,252

Income before Income Taxes	6,307	1,575	10,120	2,827
Income Taxes	2,554	654	4,079	1,174

NET INCOME	$3,753	$921	$6,041	$1,653

NET INCOME PER SHARE — BASIC	$0.71	$0.18	$1.15	$0.32
NET INCOME PER SHARE — DILUTED	$0.60	$0.17	$0.97	$0.31
BASIC SHARES OUTSTANDING	5,259,141	5,088,806	5,257,741	5,087,800
DILUTED SHARES OUTSTANDING	6,295,642	5,383,121	6,238,389	5,270,199

ONYX ACCEPTANCE CORPORATION and SUBSIDIARIES
DELINQUENCY AND LOSS RATES
(UNAUDITED)
(Dollars In Thousands)

	June 30,		December 31,
	2004		2003
	Number of		Number of
Delinquency Experience	Contracts	$	Contracts	$
Serviced Portfolio	274,343	$2,849,279	280,459	$2,843,446
Managed Portfolio	30,600	$631,585	9,614	$198,281
Serviced Delinquency
31 to 59 days	3,397	$18,319	4,664	$28,084
60 to 89 days	816	4,136	1,047	5,889
90 days or more	644	3,213	943	4,955

Total	4,857	$25,668	6,654	$38,928
Delinquency as a percentage of number and amount of serviced portfolio
Net of Repossessed Inventory and Bankruptcies	1.77%	0.90%	2.37%	1.37%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Loss Experience	2004	2003	2004	2003
Average Portfolio Serviced during the period	$2,842,317	$2,892,493	$2,844,977	$2,896,998
Gross Charge-offs	$13,468	$19,092	$29,987	$41,355
Recoveries	$4,007	$3,256	$7,940	$6,807
Net Charge-offs	$9,461	$15,836	$22,047	$34,548
Net Charge-offs as a percentage of averaged serviced portfolio outstanding during the period.*	1.33%	2.19%	1.55%	2.39%

*Annualized

MONTH
1	00-A	00-B	00-C	00-D	01-A	01-B	01-C	01-D	02-A	02-B	02-C	02-D	03-A	03-B	03-C	03-D	04-A	04-B
2	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
3	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
4	0.02%	0.02%	0.01%	0.00%	0.00%	0.01%	0.00%	0.00%	0.01%	0.00%	0.00%	0.00%	0.00%	0.01%	0.00%	0.01%	0.02%
5	0.04%	0.04%	0.03%	0.02%	0.02%	0.03%	0.02%	0.02%	0.01%	0.01%	0.01%	0.01%	0.01%	0.02%	0.01%	0.02%	0.05%
6	0.11%	0.10%	0.06%	0.07%	0.07%	0.10%	0.05%	0.04%	0.02%	0.04%	0.06%	0.03%	0.02%	0.04%	0.03%	0.05%	0.09%
7	0.18%	0.17%	0.11%	0.15%	0.12%	0.18%	0.11%	0.08%	0.07%	0.10%	0.11%	0.07%	0.07%	0.06%	0.08%	0.08%
8	0.37%	0.30%	0.26%	0.26%	0.20%	0.30%	0.18%	0.14%	0.12%	0.17%	0.17%	0.15%	0.11%	0.12%	0.11%	0.15%
9	0.63%	0.44%	0.41%	0.39%	0.31%	0.39%	0.29%	0.22%	0.19%	0.23%	0.26%	0.30%	0.17%	0.21%	0.18%	0.21%
10	0.87%	0.67%	0.65%	0.50%	0.47%	0.50%	0.38%	0.32%	0.26%	0.33%	0.34%	0.37%	0.24%	0.27%	0.23%	0.27%
11	1.05%	0.90%	0.85%	0.65%	0.60%	0.65%	0.48%	0.44%	0.34%	0.41%	0.42%	0.44%	0.31%	0.35%	0.31%
12	1.27%	1.11%	1.08%	0.85%	0.77%	0.77%	0.59%	0.51%	0.39%	0.49%	0.51%	0.51%	0.39%	0.42%	0.35%
13	1.59%	1.38%	1.29%	1.03%	0.95%	0.89%	0.70%	0.59%	0.48%	0.58%	0.60%	0.59%	0.44%	0.49%	0.42%
14	1.82%	1.57%	1.42%	1.25%	1.14%	1.04%	0.78%	0.69%	0.56%	0.68%	0.70%	0.67%	0.50%	0.54%
15	2.03%	1.84%	1.65%	1.41%	1.31%	1.19%	0.89%	0.77%	0.64%	0.75%	0.79%	0.75%	0.59%	0.60%
16	2.25%	2.08%	1.93%	1.62%	1.47%	1.33%	1.00%	0.85%	0.74%	0.84%	0.89%	0.79%	0.67%
17	2.48%	2.26%	2.16%	1.86%	1.64%	1.43%	1.11%	0.94%	0.83%	0.93%	0.98%	0.88%	0.74%
18	2.64%	2.42%	2.42%	2.04%	1.78%	1.55%	1.23%	1.03%	0.91%	1.02%	1.07%	0.99%	0.81%
19	2.80%	2.69%	2.65%	2.20%	1.96%	1.67%	1.34%	1.10%	1.00%	1.10%	1.16%	1.07%	0.89%
20	2.98%	2.96%	2.97%	2.41%	2.10%	1.80%	1.45%	1.19%	1.12%	1.16%	1.29%	1.15%
21	3.25%	3.20%	3.25%	2.60%	2.25%	1.94%	1.58%	1.30%	1.20%	1.26%	1.38%	1.22%
22	3.52%	3.44%	3.48%	2.75%	2.36%	2.09%	1.71%	1.39%	1.27%	1.34%	1.48%	1.30%
23	3.69%	3.69%	3.70%	2.92%	2.49%	2.23%	1.84%	1.51%	1.39%	1.44%	1.60%
24	3.91%	3.94%	3.95%	3.03%	2.61%	2.35%	1.92%	1.59%	1.49%	1.52%	1.69%
25	4.12%	4.18%	4.18%	3.16%	2.75%	2.47%	2.02%	1.67%	1.60%	1.60%	1.76%
26	4.32%	4.39%	4.37%	3.32%	2.86%	2.57%	2.13%	1.73%	1.69%	1.66%
27	4.52%	4.57%	4.54%	3.45%	3.01%	2.67%	2.25%	1.80%	1.76%	1.73%
28	4.71%	4.74%	4.74%	3.59%	3.12%	2.77%	2.33%	1.89%	1.82%	1.77%
29	4.87%	4.91%	4.88%	3.71%	3.27%	2.87%	2.43%	1.96%	1.93%
30	5.04%	5.07%	5.03%	3.86%	3.41%	2.96%	2.52%	2.01%	1.99%
31	5.23%	5.22%	5.18%	4.00%	3.52%	3.04%	2.62%	2.06%	2.02%
32	5.35%	5.36%	5.33%	4.09%	3.60%	3.11%	2.72%	2.09%
33	5.48%	5.53%	5.43%	4.20%	3.69%	3.19%	2.81%	2.14%
34	5.61%	5.67%	5.57%	4.28%	3.78%	3.28%	2.89%	2.19%
35	5.74%	5.80%	5.67%	4.39%	3.87%	3.35%	2.92%
36	5.85%	5.91%	5.77%	4.47%	3.93%	3.41%	2.97%
37	5.96%	6.04%	5.90%	4.55%	4.03%	3.48%	3.00%
38	6.06%	6.15%	5.99%	4.64%	4.10%	3.51%
39	6.16%	6.24%	6.09%	4.73%	4.16%	3.56%
40	6.25%	6.35%	6.17%	4.81%	4.20%
41	6.33%	6.43%	6.24%	4.85%	4.24%
42	6.41%	6.53%	6.31%	4.91%	4.28%
43	6.48%	6.60%	6.39%	4.95%
44	6.54%	6.67%	6.47%	4.98%
45	6.59%	6.76%	6.53%	5.02%
46	6.62%	6.82%	6.60%
		6.86%